STONE ENERGY CORPORATION

Announces Fourth Quarter and Year-End Earnings 2004

LAFAYETTE, LA. March 1, 2005

Stone Energy Corporation (NYSE: SGY) today announced a 38% increase in net income, which totaled $37.7 million or $1.40 per share on oil and gas revenue of $140.1 million for the fourth quarter of 2004, compared to net income of $27.2 million or $1.02 per share on oil and gas revenue of $117.6 million for the fourth quarter of 2003. For the year ended December 31, 2004, net income totaled $134.9 million or $5.01 per share on revenue of $544.2 million compared to net income of $134.5 million or $5.07 per share on revenue of $508.3 million during the comparable 2003 period. All per share amounts are on a diluted basis.

Certain fields in the Main Pass and Mississippi Canyon areas remained shut-in during the fourth quarter of 2004 as a result of damage caused by Hurricane Ivan to downstream production facilities and pipelines owned by third parties, which impacted Stone’s ability to restore production at these fields. As previously announced, downstream production facilities and pipelines damaged from the hurricane have been repaired and partial production has been restored in the first quarter of 2005 at Main Pass Blocks 288 and 311 and Mississippi Canyon Block 108 and 109. Production from these fields represented the majority of production that remained shut-in from the hurricane.

Net daily production volumes during the fourth quarter of 2004 averaged approximately 211 million cubic feet of gas equivalent (MMcfe), or 8% lower than the average daily production of 229 MMcfe produced during the third quarter of 2004 and 21% lower than fourth quarter 2003 average daily production volumes. For the year, net daily production volumes averaged 241 MMcfe, or 9% less than the 265 MMcfe per day produced during 2003. The decline in fourth quarter 2004 production volumes was due to the impact of extended shut-ins for the hurricane. For the first quarter of 2005, Stone expects net daily production to average between 245-255 MMcfe. Stone also expects full year 2005 production growth of approximately 8%-14% over 2004 and will update this estimate in conjunction with quarterly earnings releases during the year.

Prices realized during the fourth quarter of 2004 averaged $47.36 per barrel (Bbl) of oil and $6.90 per thousand cubic feet (Mcf) of natural gas, which represents a 50% increase, on a Mcfe basis, over fourth quarter 2003 average realized prices of $30.33 per Bbl of oil and $4.63 per Mcf of natural gas. Average realized prices during the year ended December 31, 2004 were $39.38 per Bbl of oil and $5.94 per Mcf of natural gas representing an 18% increase on an Mcfe basis compared to $30.41 per Bbl of oil and $5.34 per Mcf of natural gas realized during the year of 2003. All unit pricing amounts include the cash settlement of hedging contracts.

During the fourth quarter of 2004, discretionary cash flow increased 15% to $105.8 million compared to $91.8 million generated during the fourth quarter of 2003. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $69.6 million and $80.0 million during the three months ended December 31, 2004 and 2003, respectively. For the year of 2004, discretionary cash flow totaled $407.0 million compared to $393.1 million during 2003. Net cash flow provided by operating activities totaled $369.5 million and $391.5 million during the year ended December 31, 2004 and 2003, respectively. (Please see “Non-GAAP Financial Measure” below.)

Lease operating expenses, including maintenance costs, incurred during the fourth quarter of 2004 totaled $26.5 million compared to $16.5 million for the comparable quarter in 2003. For the year ended December 31, 2004 and 2003, lease operating expenses were $100.0 million and $72.8 million, respectively. The increase in lease operating expenses during 2004 is the combined result of an increase in overall service costs, the extra costs associated with storm-related shut-ins and evacuations and increases in maintenance costs.

Included in lease operating expenses are maintenance costs, which represent major repair and maintenance costs that vary from period to period. Maintenance costs totaled $9.1 million during the fourth quarter of 2004 compared to $1.0 million in the fourth quarter of 2003. For the year 2004, maintenance costs totaled $29.1 million compared to $11.4 million during 2003. The increase in maintenance costs for the fourth quarter of 2004 consisted primarily of a charge of approximately $4.2 million for hurricane related repairs in excess of estimated insurance recoveries. Stone expects first quarter 2005 maintenance cost portion of lease operating expense to approximate $6-$7 million during the first quarter of 2005 based upon planned operations.

Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $44.4 million for the fourth quarter of 2004, compared to $45.3 million during the fourth quarter of 2003. DD&A expense on oil and gas properties for the year ended December 31, 2004 totaled $185.3 million compared to $168.0 million during the year of 2003. The increase in DD&A on a unit basis during 2004 is the result of higher per unit costs of oil and gas property acquisitions and increases in per unit full-cycle cost of finding and developing proved reserves and the impact of drilling results.

Stone recently entered into an additional natural gas hedge contract for 2005 Gulf Coast Basin production with a zero-premium collar. The contract hedges 10,000 MMBtus per day from April 2005 through December 2005 with a floor price of $5.00 per MMBtu and a ceiling price of $10.85 per MMBtu. As a result of the new hedge, Stone now has daily production 60,000 MMBtus of natural gas hedged with zero-premium collars from April through December 2005.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.

Operational Update

On March 1, 2005, we completed the acquisition of approximately 35,000 net exploratory acres in the Williston Basin of North Dakota and Montana. The acquisition cost, net of purchase price adjustments, totaled approximately $85.7 million, of which $76.0 was financed with borrowings under Stone’s bank credit facility. Approximately 85% of the net purchase price is expected to be allocated to unevaluated costs. We expect to begin exploring the acreage with a multi-well drilling program in 2005.

Other Information

Stone Energy has planned a conference call for 3:00 p.m. C.S.T. Wednesday, March 2, 2005 to discuss the operational results from our release on February 21, 2005 and financial results for the fourth quarter and year of 2004. Anyone wishing to participate should visit our Web site at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a recording will be available at 6:00 p.m. C.S.T. for approximately 48 hours after the call and accessed by dialing (800) 642-1687 (ID No. 2866456). A Web-based replay will also be available approximately 24 hours following the completion of the call on Stone Energy’s Web site at www.StoneEnergy.com. The Web-based replay will be available for approximately one week.

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), the deep shelf of the GOM, the deep water of the GOM and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
FINANCIAL RESULTS
Net income	$37,662	$27,218	$134,903	$134,470
Net income per share	$1.40	$1.02	$5.01	$5.07

PRODUCTION QUANTITIES
Oil (MBbls)	984	1,541	5,438	5,727
Gas (MMcf)	13,544	15,282	55,544	62,536
Oil and gas (MMcfe)	19,448	24,528	88,172	96,898

AVERAGE DAILY PRODUCTION
Oil (MBbls)	11	17	15	16
Gas (MMcf)	147	166	152	171
Oil and gas (MMcfe)	211	267	241	265

REVENUE DATA (1)
Oil revenue	$46,605	$46,745	$214,153	$174,139
Gas revenue	93,486	70,809	330,048	334,166
Total oil and gas revenue	$140,091	$117,554	$544,201	$508,305

AVERAGE PRICES (1)
Oil (per Bbl)	$47.36	$30.33	$39.38	$30.41
Gas (per Mcf)	6.90	4.63	5.94	5.34
Per Mcfe	7.20	4.79	6.17	5.25

COST DATA
Lease operating expenses	$26,539	$16,508	$100,045	$72,786
Salaries, general and administrative expenses	3,643	4,292	14,311	14,870
DD&A expense on oil and gas properties	44,417	45,343	185,335	167,990

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.36	$0.67	$1.13	$0.75
Salaries, general and administrative expenses	0.19	0.17	0.16	0.15
DD&A expense on oil and gas properties	2.28	1.85	2.10	1.73

AVERAGE SHARES OUTSTANDING – Diluted	26,934	26,587	26,901	26,546

(1)	Includes the cash settlement of hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$46,605	$46,745	$214,153	$174,139
Gas production	93,486	70,809	330,048	334,166
Total operating revenue	140,091	117,554	544,201	508,305

Operating expenses:
Lease operating expenses	26,539	16,508	100,045	72,786
Production taxes	1,516	1,607	7,408	5,975
Depreciation, depletion and amortization	45,210	46,060	188,153	170,845
Accretion expense	1,463	1,573	5,852	6,292
Salaries, general and administrative expenses	3,643	4,292	14,311	14,870
Incentive compensation expense	613	722	2,318	2,636
Derivative expenses	1,070	2,304	4,099	8,711
Total operating expenses	80,054	73,066	322,186	282,115
Income from operations	60,037	44,488	222,015	226,190

Other (income) expenses:
Interest	4,117	3,684	16,104	19,132
Other income	(2,021)	(1,075)	(4,018)	(3,133)
Other expense	-	-	1,541	538
Early extinguishment of debt	-	-	845	4,661
Total other expenses	2,096	2,609	14,472	21,198

Income before taxes	57,941	41,879	207,543	204,992
Provision for income taxes:
Current	-	-	-	-
Deferred	20,279	14,661	72,640	71,747
Total income taxes	20,279	14,661	72,640	71,747

Income before effects of accounting changes, net of tax	37,662	27,218	134,903	133,245

Cumulative effect of accounting changes, net of tax	-	-	-	1,225

Net income	$37,662	$27,218	$134,903	$134,470

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$105,862	$91,813	$406,980	$393,106

Net working capital changes and other	(32,119)	(6,400)	(31,639)	4,330
Settlement of asset retirement obligations	(4,159)	(2,965)	(4,159)	(2,965)
Investment in put contracts	-	(2,416)	(1,683)	(2,932)

Net cash flow provided by operating activities	$69,584	$80,032	$369,499	$391,539

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$24,257	$17,100
Accounts receivable	111,398	75,066
Other current assets	9,368	5,914
Total current assets	145,023	98,080

Oil and gas properties:
Proved, net	1,489,498	1,210,333
Unevaluated	153,041	107,600
Building and land, net	5,416	5,202
Fixed assets, net	4,761	5,269
Other assets, net	23,156	7,793
Total assets	$1,820,895	$1,434,277

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$110,845	$87,646
Undistributed oil and gas proceeds	36,457	30,793
Fair value of hedging contracts	14,346	7,336
Other accrued liabilities	11,973	10,779
Total current liabilities	173,621	136,554

Bank debt	82,000	170,000
8¼% senior subordinated notes due 2011	200,000	200,000
6¾% senior subordinated notes due 2014	200,000	-
Deferred taxes	205,331	130,935
Fair value of hedging contracts	-	4,770
Asset retirement obligations	103,179	78,877
Other long-term liabilities	2,430	2,864
Total liabilities	966,561	724,000

Common stock	267	264
Additional paid-in capital	466,478	455,391
Unearned compensation	(1,486)	-
Retained earnings	399,825	264,935
Treasury stock	(1,462)	(1,550)
Accumulated other comprehensive loss	(9,288)	(8,763)
Total stockholders’ equity	854,334	710,277
Total liabilities and stockholders’ equity	$1,820,895	$1,434,277